CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ener1, Inc.
Ft. Lauderdale, FL

We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2/A, of our report dated August 4, 2006, of Ener1, Inc., relating to the consolidated financial statements as of December 31, 2005 and 2004 and for the years then ended.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas
August 31, 2006